Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 108-A-III dated February 7, 2011	07- #02-2011-R Term Sheet Product Supplement No. 108-A-III Registration Statement No. 333-155535 Dated July 6, 2011; Rule 433

$ 4.62%† (equivalent to 9.24%† per annum) Upside Auto Callable Reverse Exchangeable Notes due January 11, 2012 Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.
† The actual interest rate will be determined on the pricing date and will not be less than 4.62% (equivalent to 9.24% per annum).

General

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The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation in the Reference Stock, to accept the risks of exposure to equities in general and the common stock of Freeport-McMoRan Copper & Gold Inc., in particular, to assume the risk that the notes will be automatically called and the investors will receive less interest than if the notes are not automatically called and, if the notes are not automatically called, to lose some or all of their principal at maturity.

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If the notes are not automatically called, the notes will pay at least 4.62% interest over the term of the notes (equivalent to 9.24% per annum). However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on whether the Final Share Price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount as described below. If the notes are automatically called, you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	Senior unsecured obligations of JPMorgan Chase & Co. maturing January 11, 2012*
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If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or the Cash Value, in each case, together with any accrued and unpaid interest, as described below.

—	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
—	If the Final Share Price is less than the Initial Share Price by more than the Protection Amount, we will elect to pay you the Cash Value at maturity.
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The terms of the notes as set forth in “Key Terms” below, including those set forth under “Key Terms — Payment at Maturity,” to the extent they differ or conflict with those set forth in the accompanying product supplement no. 108-A-III, supersede the terms set forth in product supplement no. 108-A-III. Please refer to “Supplemental Terms of the Notes” in this term sheet for more information.

Key Terms

Reference Stock:	The common stock, par value $0.10 per share, of Freeport-McMoRan Copper & Gold Inc. (New York Stock Exchange symbol “FCX”). We refer to Freeport-McMoRan Copper & Gold Inc. as “Freeport-McMoRan.”
Interest Rate:

—     at least 4.62% (equivalent to 9.24% per annum) if the notes are not automatically called; or

—     if the notes are automatically called:

—    at least 0.77% if the notes are automatically called on the first Call Date;

—    at least 1.54% if the notes are automatically called on the second Call Date;

—    at least 2.31% if the notes are automatically called on the third Call Date;

—    at least 3.08% if the notes are automatically called on the fourth Call Date;

—    at least 3.85% if the notes are automatically called on the fifth Call Date; or

—    at least 4.62% if the notes are automatically called on the final Call Date;

in each case equivalent to at least 4.62% (equivalent to 9.24% per annum), paid monthly and calculated on a 30/360 basis. The actual interest rate will be determined on the Pricing Date and will not be less than 4.62% over the term of the notes (equivalent to 9.24% per annum).

Automatic Call:	If on any of the six (6) Call Dates, the closing price of the Reference Stock is greater than the Initial Share Price, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Protection Amount:	An amount that represents at least 35.00% of the Initial Share Price, subject to adjustments
Pricing Date:	On or about July 6, 2011
Settlement Date:	On or about July 8, 2011
Call Dates*:	August 8, 2011 (first Call Date), September 6, 2011 (second Call Date), October 6, 2011 (third Call Date), November 7, 2011 (fourth Call Date), December 6, 2011 (fifth Call Date) and January 6, 2012 (final Call Date, which is also the Observation Date)
Call Settlement Dates*:	August 11, 2011 (first Call Settlement Date), September 9, 2011 (second Call Settlement Date), October 12, 2011 (third Call Settlement Date), November 10, 2011 (fourth Call Settlement Date), December 9, 2011 (fifth Call Settlement Date) and January 11, 2012 (final Call Settlement Date, which is also the Maturity Date), each of which is the third business day after the applicable Call Date specified above, provided that the final Call Settlement Date is the Maturity Date.
Observation Date*:	January 6, 2012
Maturity Date*:	January 11, 2012
CUSIP:	48125XYK6
Interest Payment Dates:	Interest on the notes will be payable monthly in arrears on the 8th calendar day of each month, except for the final monthly interest payment which will be payable on the Maturity Date, (each such day, an “Interest Payment Date”), commencing August 8, 2011, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the applicable Call Settlement Date, and will be payable on each Interest Payment Date occurring before the applicable Call Settlement Date and on the applicable Call Settlement Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.
Payment at Maturity:	If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on the performance of the Reference Stock. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Share Price is less than the Initial Share Price by more than the Protection Amount. If the notes are not automatically called and the Final Share Price is less than the Initial Share Price by more than the Protection Amount, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, a cash payment equal to the Cash Value. The Cash Value will be less than the principal amount of your notes, and may be zero. The Cash Value will most likely be substantially less than the principal amount of your notes, and may be zero.
Cash Value:	The product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments
Initial Share Price:	The closing price of the Reference Stock on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 108-A-III for further information about these adjustments.
Final Share Price:	The closing price of the Reference Stock on the Observation Date
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Automatic Call” or “Description of Notes — Payment at Maturity,” as applicable, in the accompanying product supplement no. 108-A-III

Investing in the Upside Auto Callable Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 108-A-III and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-19 of the accompanying product supplement no. 108-A-III, as supplemented by the “Supplemental Use of Proceeds” in this term sheet.
(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The agent for this offering, J.P. Morgan Securities LLC, which we refer to as JPMS, is an affiliate of ours. See “Supplemental Plan of Distribution” in this term sheet.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

July 6, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 108-A-III and this term sheet if you so request by calling toll-free 866-535-9248. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 108-A-III dated February 7, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 108-A-III, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 108-A-III dated February 7, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211000853/e41982_424b2.pdf

—	Prospectus supplement dated November 21, 2008:

http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

—	Prospectus dated November 21, 2008:

http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of determining the payment to you at maturity if a Reorganization Event occurs as described under “General Terms of Notes — Anti-Dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 108-A-III, “Physical Delivery Amount” means the number of shares of the Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price, subject to adjustments.

For purposes of the accompanying product supplement no. 108-A-III, if the Final Share Price is less than the Initial Share Price by more than the Protection Amount, we will elect to pay you the Cash Value at maturity.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-1

Examples of Hypothetical Payments at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices and closing prices on any of the Call Dates. The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$54.00 • the Protection Amount (in U.S. dollars): $18.90
• the Interest Rate:	4.62% (equivalent to 9.24% per annum) if the note is held to maturity
0.77% (equivalent to 9.24% per annum) if the note is automatically called on the first Call Date
1.54% (equivalent to 9.24% per annum) if the note is automatically called on the second Call Date
2.31% (equivalent to 9.24% per annum) if the note is automatically called on the third Call Date
3.08% (equivalent to 9.24% per annum) if the note is automatically called on the fourth Call Date
3.85% (equivalent to 9.24% per annum) if the note is automatically called on the fifth Call Date
4.62% (equivalent to 9.24% per annum) if the note is automatically called on the final Call Date

Hypothetical Highest Closing Price on any of the Call Dates	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment on the applicable Call Settlement Date**	Payment at Maturity**
$108.00	N/A	N/A	$1,000.00	$1,000.00
$81.00	N/A	N/A	$1,000.00	$1,000.00
$67.50	N/A	N/A	$1,000.00	$1,000.00
$56.70	N/A	N/A	$1,000.00	$1,000.00
$54.00	$13.60	100.00%	N/A	$1,000.00
$54.00	$51.30	95.00%	N/A	$1,000.00
$48.60	$40.50	75.00%	N/A	$1,000.00
$43.20	$35.10	65.00%	N/A	$1,000.00
$35.10	$27.00	50.00%	N/A	$500.00
$27.00	$13.50	25.00%	N/A	$250.00
$16.20	$0.00	0.00%	N/A	$0.00
**	Note that you will receive at maturity or on the applicable Call Settlement Date, as applicable, accrued and unpaid interest in cash, in addition to (1) at maturity, the Cash Value or the principal amount of the notes or (2) on the applicable Call Settlement Date, $1,000 in cash.

The following examples illustrate how the payments at maturity the applicable Call Settlement Date, as applicable, set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock on the first Call Date is $56.70. Because the closing price of the Reference Stock of $56.70 on the first Call Date is greater than the Initial Share Price of $54.00, the notes are automatically called and you will receive a payment on the first Call Settlement Date of $1,000 per $1,000 principal amount note.

Example 2: The highest closing price of the Reference Stock on any of the Call Dates was $54.00, and the Final Share Price is $51.30. Because the highest closing price of the Reference Stock of $54.00 on any of the Call Dates is not greater than the Initial Share Price of $54.00, the notes are not automatically called. Because the Final Share Price of $51.30 is less than the Initial Share Price of $54.00 by not more than the Protection Amount, you will receive at maturity a payment of $1,000 per $1,000 principal amount note.

Example 3: The highest closing price of the Reference Stock on any of the Call Dates was $35.10, and the Final Share Price is $27.00, a decline of more than the Protection Amount. Because the highest closing price of the Reference Stock of $35.10 on any of the Call Dates is not greater than the Initial Share Price of $54.00, the notes are not automatically called. Because the Final Share Price of $27.00 is less than the Initial Share Price of $54.00 by more than the Protection Amount, you will receive the Cash Value at maturity. Because the Final Share Price of the Reference Stock is $27.00, your final payment at maturity is $500.00.

Regardless of the performance of the Reference Stock, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of (1) if the notes are held to maturity, at least $46.20 over the term of the notes or (2) if the notes are automatically called: (i) at least $7.70 if called on the first Call Date from the issue date to but excluding the first Call Settlement Date; (ii) at least $15.40 if called on the second Call Date from the issue date to but excluding the second Call Settlement Date; (iii) at least $23.10 if called on the third Call Date from the issue date to but excluding the final Call Settlement Date; (iv) at least $30.80 if called on the fourth Call Date from the issue date to but excluding the final Call Settlement Date; (v) at least $38.50 if called on the fifth Call Date from the issue date to but excluding the final Call Settlement Date; or (vi) at least $46.20 if called on the final Call Date from the issue date to but excluding the final Call Settlement Date. The actual interest rate will be determined on the Pricing Date and will not be less than 4.62% (equivalent to 9.24% per annum). If the notes are held to maturity, the Cash Value you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price.

These returns and the payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns and payouts shown above would likely be lower.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-2

Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay (1) if the notes are not automatically called, at least 4.62% interest over the term of the notes (equivalent to 9.24% per annum), or (2) if the notes are automatically called: (i) at least 0.77% if called on the first Call Date, (ii) at least 1.54% if called on the second Call Date; (iii) at least 2.31% if called on the third Call Date; (iv) at least 3.08% if called on the fourth Call Date; (v) at least 3.85% if called on the fifth Call Date or (vi) at least 4.62% if called on the final Call Date, in each case equivalent to at least 4.62% (equivalent to 9.24% per annum) interest, from the issue date to but excluding the applicable Call Settlement Date, each of which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. The actual interest rate will be determined on the Pricing Date and will not be less than 4.62% (equivalent to 9.24% per annum). Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.

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MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of (1) if the notes are not automatically called, at least 4.62% (equivalent to 9.24% per annum) interest over the term of the notes, or (2) if the notes are automatically called: (i) at least 0.77% if called on the first Call Date, (ii) at least 1.54% if called on the second Call Date; (iii) at least 2.31% if called on the third Call Date; (iv) at least 3.08% if called on the fourth Call Date; (v) at least 3.85% if called on the fifth Call Date or (vi) at least 4.62% if called on the final Call Date, in each case equivalent to at least 4.62% (equivalent to 9.24% per annum) interest, from the issue date to but excluding the applicable Call Settlement Date. Interest will be payable monthly in arrears on the 8th calendar day of each month, except for the final monthly interest payment which will be payable on the Maturity Date (each such day, an “Interest Payment Date”), commencing August 8, 2011, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the applicable Call Settlement Date, and will be payable on each Interest Payment Date occurring before the applicable Call Settlement Date and on the applicable Call Settlement Date. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date or applicable Call Settlement Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly interest payment due in October 2011 will be payable on October 11, 2011.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of the Reference Stock is greater than the Initial Share Price on any of the six (6) Call Dates, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as the Final Share Price is not less than the Initial Share Price by more than the Protection Amount on the Observation Date. However, if the notes are not automatically called and if the Final Share Price is less than the Initial Share Price by more than the Protection Amount, you could lose the entire principal amount of your notes.

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TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 108-A-III. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat (i) the notes for U.S. federal income tax purposes as units comprising: (a) a cash-settled Put Option written by you to us with respect to the Reference Stock that is automatically terminable in circumstances where an Automatic Call occurs and (b) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option, and (ii) each coupon payment consistently with the allocation described below. We will follow the same approach in determining our reporting responsibilities, if any. We will determine the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on July 1, 2011, we would have allocated approximately 8.98% of each coupon payment as interest on the Deposit and the remainder as Put Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity or sale, including as a result of an Automatic Call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-3

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 108-A-III dated February 7, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, the payment at maturity will be based on whether the Final Share Price is less than the Initial Share Price by more than the Protection Amount. Under certain circumstances, you will receive the Cash Value instead of the principal amount of the notes. The Cash Value will be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be called before maturity if the closing price of the Reference Stock is greater than the Initial Share Price on any of the six (6) Call Dates. Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.

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YOUR PROTECTION MAY TERMINATE ON THE OBSERVATION DATE — If the notes are not automatically called and the closing price of the Reference Stock on the Observation Date (i.e., the Final Share Price) is less than the Initial Share Price minus the Protection Amount, you will be fully exposed to any depreciation in the Reference Stock. Because the Final Share Price will be determined based on the closing price on a single trading day near the end of the term of the notes, the price of the Reference Stock at the maturity date or at other times during the term of the notes could be at a level above the Initial Share Price minus the Protection Amount. This difference could be particularly large if there is a significant decrease in the price of the Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the Reference Stock during the term of the notes, especially on dates near the Observation Date.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Call Settlement Date and on the Interest Payment Dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with Freeport-McMoRan, including extending loans to, or making equity investments in, Freeport-McMoRan or providing advisory services to Freeport-McMoRan. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Freeport-McMoRan, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of Freeport-McMoRan as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

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REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as one month and you will not receive interest payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the Final Share Price is not below the Initial Share Price by more than the Protection Amount and the notes are held to maturity. If the notes are not automatically called and the Final Share Price is less than the Initial Share Price by more than the Protection Amount, the protection provided by the Protection Amount will be eliminated and you will be fully exposed at maturity to any decline in the market price of the Reference Stock.

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VOLATILITY RISK — Greater expected volatility with respect to the Reference Stock indicates a greater likelihood as of the Pricing Date that the Reference Stock could close below the Initial Share Price by more than the Protection Amount on the Observation Date. The Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of the Reference Stock could fall sharply on the Observation Date, which could result in a significant loss of principal.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-4

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YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — If the notes are not automatically called and the Final Share Price is not below the Initial Share Price by more than the Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.

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NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

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NO AFFILIATION WITH FREEPORT-MCMORAN CORPORATION — We are not affiliated with Freeport-McMoRan. We assume no responsibility for the adequacy of the information about Freeport-McMoRan contained in this term sheet or in product supplement no. 108-A-III. You should undertake your own investigation into the Reference Stock and Freeport-McMoRan. We are not responsible for Freeport-McMoRan’s public disclosure of information, whether contained in SEC filings or otherwise.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

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MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 108-A-III.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-5

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Freeport-McMoRan is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Freeport-McMoRan is an international copper, gold and molybdenum mining company, with reserves and operations in Indonesia, North and South America and the Democratic Republic of Congo. The common stock of Freeport-McMoRan, par value $0.10 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Freeport-McMoRan in the accompanying product supplement no. 108-A-II. Information provided to or filed with the SEC by Freeport-McMoRan pursuant to the Exchange Act can be located by reference to SEC file number 001-11307-01, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of the Reference Stock from January 6, 2006 through July 1, 2011. The closing price of the Reference Stock on July 5, 2011 was $53.62. The historical prices of Freeport-McMoRan set forth in the graph below have been adjusted for a 2-for-1 stock split that began trading ex-dividend on February 2, 2011. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Reference Stock on the Call Dates or the Observation Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Freeport-McMoRan will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

Supplemental Use of Proceeds

Notwithstanding anything to the contrary in the accompanying product supplement no. 108-A-III (in particular, the second paragraph of the “Use of Proceeds” section on PS-19 of the accompanying product supplement), for purposes of the notes offered by this term sheet, the original issue price of the notes will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit, which in no event will exceed $25.00 per $1,000 principal amount note, that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-6

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $5.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-40 of the accompanying product supplement no. 108-A-III.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $5.00 per $1,000 principal amount note.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-7